Exhibit 99.1

JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000

Press Release

For More Information, call: 845-482-4000

Contact: Raymond Walter, President — CEO	For Release
May 12 ,2004

Company Press Release

Jeffersonville Bancorp Announces First Quarter Earnings and Declares
Quarterly Dividend

Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today first quarter net income after taxes of $1,560,000 ($0.35 basic earnings per share) up from $1,426,000 ($0.32 basic earnings per share) for the first quarter of 2003, an increase of 9.4%.

A cash dividend in the amount of nine cents ($0.09) on the common stock of the company was declared at the May 11, 2004 meeting of the Board of Directors. The dividend is payable on June 1, 2004 to stockholders of record at the close of business on May 21, 2004.

Total assets as of March 31, 2004 were $356,410,000, an increase of $35,205,000, or 11.0% from March 31, 2003. Deposits were $287,019,000, an increase of $32,911,000 or 13.0% and net loans were $199,872,000 an increase of $27,212,000 or 15.8%.

Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.